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EXHIBIT 99(e)(iii)(D)
                NSCC PROCEDURES AMENDMENT TO OPERATING AGREEMENT

         This Amendment ("Amendment") by Charles Schwab & Co., Inc. ("Schwab") and the Charles Schwab Trust Company ("CSTC"), effective as of December 24, 1999, amends the Operating Agreement between Schwab and each registered investment company ("Fund Company") and each of its series or classes of shares ("Fund(s)"), which are parties to an Operating Agreement, made as of October 6, 1995. This Amendment amends the Operating Agreement, including any Exhibits or Schedules thereto or any previous amendment thereto ("Operating Agreement"). All capitalized terms used in the Amendment and not defined herein shall have the meaning ascribed to them in the Operating Agreement.

         WHEREAS, Schwab is a Member and either the Funds, Fund Company, and/or the Funds' principal underwriter or other agent are Fund Members of the National Securities Clearing Corporation ("NSCC") and have access to the NSCC's Fund/Serv system ("Fund/Serv") and the NSCC's Networking system ("Networking");

         WHEREAS, Fund/Serv permits the transmission of Fund transaction and registration data and the settlement of Fund transactions between Schwab and the Funds;

         WHEREAS, Networking permits the transmission of Account data between Schwab and the Funds or Fund Company and the processing of cash distributions and dividends pursuant to certain matrix levels established by the NSCC or as modified by Schwab and Fund Company ("Matrix Levels");

         WHEREAS, such activities may also continue to be conducted outside of NSCC, under the terms of the Operating Procedures in Exhibit A to the Operating Agreement, as amended ("Operating Procedures");

         WHEREAS, Schwab, CSTC, and Fund Company have previously entered into a Retirement Plan Order Processing Amendment to the Operating Agreement ("RPOP Amendment"), which amends certain provisions of the Operating Procedures;

         WHEREAS, pursuant thereto, CSTC acts as Schwab's agent to perform certain functions under the Operating Agreement, including communication of aggregate purchase and redemption orders for Fund shares, with respect to certain retirement plans ("Plans") for which CSTC acts as trustee or custodian of the trust funds under the Plans; and

         WHEREAS, the parties hereto desire further to amend the Operating Procedures to reflect different operating procedures applicable to (i) the transmission of Fund transaction and registration data and the settlement of Fund transactions through Fund/Serv and (ii) the participation by the parties in Networking on an omnibus basis pursuant to Matrix Level 3 (full broker control).

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         WHEREAS, Schwab may amend Exhibit A to the Operating Agreement upon 40 days written notice to Fund Company under the terms of the Operating Agreement, and has provided this executed Amendment to Fund Company 40 days prior to its effective date.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth herein and in the Operating Agreement, the Operating Procedures are hereby amended to include the following provisions:

         1.       IN GENERAL.

                  a. This Amendment applies only to transmissions of Fund transaction and registration data and the settlement of those Fund transactions through Fund/Serv and transmissions of Account data and the processing of distributions and dividends in an omnibus Networking environment. Except as specifically set forth herein, all provisions of the Operating Agreement shall remain in full force and effect. Without limiting the generality of the foregoing, transactions, transmissions and processing conducted outside of NSCC shall continue to be governed by the Operating Agreement. To the extent of any conflict between this Amendment and the Operating Agreement, this Amendment shall control as to the subject matter hereof.

                  b. The Operating Agreement, as amended hereby, constitutes the entire agreement between the parties regarding transactions and other activities processed through Fund/Serv and Networking, and neither Schwab nor CSTC has executed, or is bound by, any other agreement relating to Fund/Serv or Networking with respect to the Fund shares under the Operating Agreement.

                  c. Schwab, CSTC, and Fund Company agree (i) to perform any and all duties, functions, procedures and responsibilities assigned to them by NSCC rules, procedures or other requirements relating to Fund/Serv ("NSCC Fund/Serv Rules") and Networking ("NSCC Networking Rules"), as applicable, in a competent manner; (ii) to maintain facilities, equipment and skilled personnel sufficient to perform the foregoing activities; (iii) that any information provided to the other party through Fund/Serv or Networking will be accurate, complete, and in the format prescribed by the NSCC; and (iv) to adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/Serv or Networking and to limit the access to, and the inputting of data into, Fund/Serv or Networking to persons specifically authorized by the party.

                  d. The parties agree that all Fund shares held by Schwab on behalf of an MFMP investor shall be carried in a custody account for the exclusive benefit of customers and shall not be subject to any right, charge, security interest, lien or other claim against Schwab in favor of the Funds or Fund Company.

         2.       FUND/SERV.

                  a. TRANSACTIONS SUBJECT TO FUND/SERV. On each Business Day, Fund Company agrees (i) to accept and effect changes in its records upon receipt of purchase, redemption, and

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registration instructions from Schwab, or from CSTC under the RPOP Amendment, electronically through Fund/Serv; (ii) to process any instructions received from Schwab, or from CSTC under the RPOP Amendment, through Fund/Serv in a timely manner; and (iii) to confirm or reject any Fund purchase or redemption order received from Schwab, or from CSTC under the RPOP Amendment, through Fund/Serv prior to the next opening of the New York Stock Exchange or to notify Schwab prior to the next opening of the New York Stock Exchange of any event, such as a systems failure of Fund Company or the NSCC, that would prohibit Fund Company from confirming or rejecting such an order.

                  b. TRANSMISSION OF ORDERS THROUGH FUND/SERV .

                       (i) For any purchase or redemption of Fund shares processed through Fund/Serv, Schwab agrees that, except as set forth in Section 2(c)(ii) below, (A) orders received by Schwab or a Sub-Designee prior to Market Close on Day 1 will be transmitted by Schwab to Fund Company through Fund/Serv in the manner and within the time frame permitted by NSCC Fund/Serv Rules (currently prior to 8:00 p.m. Eastern Time) on Day 1; and (B) orders received by Schwab or a Sub-Designee at or after Market Close on Day 1 will be transmitted by Schwab to Fund Company through Fund/Serv in the manner and within the time frame permitted by NSCC Fund/Serv Rules ( currently prior to 8 :00 p.m. Eastern
Time) on Day 2.

                       (ii) For any purchase or redemption of Fund shares subject to the RPOP Amendment and processed through Fund/Serv, Schwab and CSTC agree that, except as set forth in Section 2(c)(ii) below, (A) orders derived from Instructions received by Recordkeepers prior to Market Close on Day 1 will be transmitted by CSTC to Fund Company through Fund/Serv in the manner and within the time frame permitted for such orders by NSCC Fund/Serv Rules (currently prior to 4:00 a.m. Eastern Time) on Day 2; and (B) orders derived from Instructions received by Recordkeepers at or after Market Close on Day 1 will be transmitted by CSTC to Fund Company through Fund/Serv in the manner and within the time frame permitted for such orders by NSCC Fund/Serv Rules (currently prior to 4:00 a.m. Eastern Time) on Day 3.

                  c. FUND'S PRICING OF ORDERS.

                       (i) For any purchase or redemption of Fund shares processed through Fund/Serv, Fund Company agrees that, except as set forth in
Section 2(c)(ii) below, (A) Day 1 Trades will be effected at the Net Asset Value of each Fund's shares calculated as of Market Close on Day 1, provided such trades are transmitted to the NSCC through Fund/Serv in the manner and within the time frame permitted by NSCC Fund/Serv Rules as set forth in Sections 2(b)(i) and 2(b)(ii) above; and (B) Day 2 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 2, provided such trades are transmitted to the NSCC through Fund/Serv in the manner and within the time frame required by NSCC Fund/Serv Rules as set forth in 2(b )(i) and 2(b )(ii) above. Fund Company agrees that, consistent with the foregoing, Day 1 Trades will have been received by the Fund prior to Market Close on Day 1, and Day 2 Trades will have been received by the Fund prior to Market Close on Day 2, for all purposes, including, without limitation, effecting distributions.

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                       (ii) Notwithstanding Sections 2(b) and 2(c)(i) above,
Fund Company agrees that,

                           (A) if Schwab is prevented from transmitting Day 1
Trades to Fund Company through Fund/Serv on Day 1 due to unforeseen circumstances (such as computer system failures experienced by Schwab, or the NSCC, natural catastrophes, or other emergencies or human error), provided that Schwab notifies Fund Company of such contingency prior to 8:00 p.m. Eastern Time on Day 1, Schwab may:

                                    (I) transmit such Day 1 Trades to the Fund
through Fund/Serv prior to 8:00 p.m. Eastern Time on Day 2, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1, provided further that (1) Schwab notifies Fund Company of the Day 1 Trade information prior to the time set forth in the Operating Procedures for transmitting trades under these circumstances, and (2) such transmission is consistent with the Fund's NSCC Security Profile; or

                                    (II) transmit the Day 1 Trades through means
other than Fund/Serv , prior to the time set forth in the Operating Procedures for transmitting trades under these circumstances, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1;

                           (B) if CSTC under the RPOP Amendment is prevented
from transmitting Day 1 Trades to Fund Company through Fund/Serv on Day 1 due to unforeseen circumstances (such as computer system failures experienced by Schwab, CSTC or the NSCC, natural catastrophes, or other emergencies or human error), provided that Schwab or CSTC notifies Fund Company of such contingency prior to 4:00 a.m. Eastern Time on Day 2, CSTC may transmit the Day 1 Trades through means other than Fund/Serv prior to the time set forth in the RPOP Amendment for transmitting Day 1 Trades, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1; and

                           (C) in the event that Fund Company rejects a Day 1
Trade (or notifies Schwab pursuant to Section 2(a) above that it would have rejected the Day 1 Trade had there not been systems error), and the parties agree that such rejection can be remediated by Schwab, or CSTC under the RPOP Amendment, Schwab or CSTC, as appropriate, may follow the procedures for transmitting trades set forth in Sections 2(c)(ii)(A)(I) or (II) and 2(c)(ii)(B) above, respectively, and such Day 1 Trades will be effected at the Net Asset Value calculated as of Market Close on Day 1.

                  d. SETTLEMENT OF TRANSACTIONS. For any purchase or redemption of Fund shares processed through Fund/Serv, Schwab and Fund Company will settle Day 1 Trades on Day 2 and Day 2 Trades on Day 3 in the manner provided by NSCC Fund/Serv Rules. Any failure of the

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parties to settle trades in a timely manner shall be subject to the terms of the
Operating Procedures.

3.       NETWORKING.

         a. TRANSACTIONS SUBJECT TO NETWORKING. Schwab and Fund Company will establish and/or maintain the omnibus Accounts for each of the Funds pursuant to Networking at such time as Schwab and Fund Company shall have the operational capability to do so. For each Account, Fund Company shall accept, and effect changes in its records upon receipt of instructions, communications and actions from Schwab electronically through Networking without supporting documentation from Schwab or the beneficial owners of Fund shares. Fund Company shall be responsible for processing any such instructions, communications or actions from Schwab and for executing the instructions of Schwab in a timely manner. Each Account will be maintained in accordance with Matrix Level 3 (full broker control) as designated by the NSCC.

         b. DISTRIBUTIONS.

            (i) For each Account, Fund Company shall provide all distribution and dividend information to Schwab through the NSCC within the time frames set forth in the Operating Procedures.

            (ii) For each Account designated for the reinvestment of distributions and dividends, and for purposes of effecting cash distributions and dividends for MFMP investors who have elected through Schwab to receive their capital gains distributions and/or dividends in cash, on the next Business Day following receipt of the reinvest price per share (R+1), Schwab shall give notification to Fund Company in a manner agreed to by the parties of the aggregate number of Fund shares necessary to make an adjusting reconciling transaction to void the purchase of such number of shares. Schwab shall include such adjusting reconciling transaction in its Fund/Serv transmission on R+1, and Fund Company or such Fund shall pay the proceeds from such adjusting reconciling transaction through the NSCC's money settlement process on the next Business Day (R+2). Schwab shall use such proceeds to pay the distribution or dividend in cash to MFMP investors who have elected to receive such distributions or dividends in cash. If Fund Company does not pay the cash proceeds to Schwab through the NSCC's money settlement process on the next Business Day after the ex-dividend date for such distribution or dividend (a "Due Date"), then Schwab may, at its option, charge interest on the amount of such cash proceeds outstanding on or after the Due Date as set forth in Section 3(b )(iv) below.

            (iii) For each Account designated for the payment of distributions and dividends in cash, Fund Company shall, on payable date, pay to Schwab through the NSCC's money settlement process the full amount of such capital gains distributions and/or dividends. If Fund Company does not pay the cash proceeds to Schwab through the NSCC's money settlement process on the payable date for such distribution (also a "Due Date"), then Schwab may, at its option, charge interest on the amount of such cash distribution or dividend outstanding on or after Due Date as set forth in Section 3(b )(iv) below.

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            (iv) (A) For the Due Date, (1) Schwab may charge Fund Company interest at the Federal Funds "offered" rate for such day as published in The Wall Street Journal if the amount outstanding does not exceed $1 million, or
(II) Schwab may charge Fund Company interest at the Prime Rate for such day as published in The Wall Street Journal if the amount outstanding exceeds $1 million.

                 (B) For each day following the Due Date, Schwab may charge Fund Company interest at the Prime Rate for each such day as published in The Wall Street Journal, plus 2% per annum.

                           (v) For each Fund that pays daily dividends, each
            Fund shall accrue dividends, commencing on the settlement date for the purchase of Fund shares and terminating on the trade date for the redemption of Fund shares.

         4. PRICE AND DISTRIBUTION RATE ERRORS. In the event adjustments are required to correct any error in the computation of the Net Asset Value or public offering price for a Fund's shares or in the distribution rate for a Fund's shares, then the parties will resolve the matter in accordance with the terms of the Operating Procedures.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date written below.


CHARLES SCHWAB & CO., INC.                    THE CHARLES SCHWAB TRUST COMPANY

By:   /s/ Fred Potts                       By:    /s/ George Munson
      ---------------------------                 -----------------------------
      Fred Potts                                  George Munson
      Vice President/Mutual Funds                 Vice President
      Operations Administration

Date:        10/28/99                       Date:       10/29/99
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